Exhibit 99.2

FOR IMMEDIATE RELEASE	May 5, 2009

Media Contact: Analyst Contacts: Web site:	Alan Bunnell, (602) 250-3376 Rebecca Hickman, (602) 250-5668 Lisa Malagon, (602) 250-5671 www.pinnaclewest.com	Page 1 of 2
PINNACLE WEST REPORTS 2009 FIRST–QUARTER LOSS
Real Estate Charges Drive Consolidated Results;
Milder Weather and Increased Costs Contribute to Lower APS Results
PHOENIX — Pinnacle West Capital Corp. (NYSE: PNW) today reported a consolidated net loss attributable to common shareholders for the quarter ended March 31, 2009, of $156.5 million, or $1.55 per diluted share of common stock compared with a net loss attributable to common shareholders of $4.5 million, or $0.04 per diluted share, for the same quarter in 2008. The lower results were driven largely by previously announced real estate charges, as well as rising costs incurred by Arizona Public Service (APS) related to its electric system expansion, and the effects of milder weather.
Excluding the real estate charges, Pinnacle West recorded a consolidated on-going loss of $29.1 million or $0.29 per share in the 2009 first quarter compared with a consolidated on-going loss of $4.5 million, or $0.04 per share, in the comparable 2008 quarter.
APS, the company’s principal subsidiary, reported a quarterly net loss of $15.5 million, compared with a net loss of $6.4 million for the 2008 first quarter. In addition to the impact of milder weather, the utility’s results were negatively impacted by lower mark-to-market valuations of fuel and power contracts, and higher costs related to continuing infrastructure additions and improvements. These items more than offset an interim retail electricity price increase implemented at the beginning of this year and transmission rate increases implemented in 2008.
“Even with the current economy, Arizona is still growing. With today’s growth and an eventual economic rebound, APS expects to add another 600,000 customers by 2025 — a 55 percent increase over current levels,” said Chairman Don Brandt. “We must continue preparing to meet this demand by investing in new infrastructure and technologies to ensure our customers’ energy future continues to be highly reliable, as well as cleaner, more efficient and more responsive than ever before. To accomplish these goals, we will maintain a keen focus on energy efficiency, renewable energy expansion, productivity, customer technologies and financial strength.”

PINNACLE WEST 2009 FIRST–QUARTER RESULTS	May 5, 2009 Page 2 of 2
As announced in early April, the Company’s real estate subsidiary, SunCor, initiated a plan to dispose of a majority of its real estate assets through a series of strategic transactions. As a result of that decision, Pinnacle West’s reported consolidated results for the 2009 first quarter include real estate charges totaling $127.4 million after-tax. Execution of the restructuring plan is currently underway and will allow SunCor to maximize the value of its assets, concentrate on the Phoenix market, and substantially eliminate SunCor’s outstanding debt. The company currently plans to complete the transactions in 2009.
For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/investors.
Conference Call
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2009 first–quarter results and recent developments at 12 noon (ET) today, May 5. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter Conference ID Number 94112207. A replay of the call also will be available until 11:55 p.m. (ET), Tuesday, May 12, 2009, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same Conference ID number as above.
Pinnacle West is a Phoenix-based company with consolidated assets of about $11.4 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

PINNACLE WEST CAPITAL CORPORATION
NON-GAAP FINANCIAL MEASURE RECONCILIATION
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS
(GAAP MEASURE) TO ON-GOING LOSS (NON-GAAP FINANCIAL MEASURE)

	Three Months Ended		Three Months Ended
	March 31, 2009		March 31, 2008
	$ in	Diluted	$ in	Diluted
	Millions	EPS	Millions	EPS

Net Loss Attributable to Common Shareholders	$(156.5)	$(1.55)	$(4.5)	$(0.04)
Adjustment:
Real estate impairment and related charges	127.4	1.26	—	—

On-going Loss	$(29.1)	$(0.29)	$(4.5)	$(0.04)

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED
	MARCH 31,
	2009	2008
Operating Revenues
Regulated electricity segment	$602,578	$622,801
Real estate segment	18,366	26,266
Marketing and trading	—	30,452
Other revenues	8,449	8,737

Total	629,393	688,256

Operating Expenses
Regulated electricity segment fuel and purchased power	247,388	269,378
Real estate segment operations	30,281	30,957
Real estate impairment charge	211,306	—
Marketing and trading fuel and purchased power	—	23,986
Operations and maintenance	207,531	193,023
Depreciation and amortization	99,921	95,594
Taxes other than income taxes	34,128	33,152
Other expenses	6,467	5,938

Total	837,022	652,028

Operating Income (Loss)	(207,629)	36,228

Other
Allowance for equity funds used during construction	4,992	6,124
Other income	380	3,839
Other expense	(9,741)	(4,896)

Total	(4,369)	5,067

Interest Expense
Interest charges	55,806	54,702
Capitalized interest	(3,834)	(5,679)

Total	51,972	49,023

Loss From Continuing Operations Before Income Taxes	(263,970)	(7,728)

Income Taxes	(96,174)	(1,541)

Loss From Continuing Operations	(167,796)	(6,187)

Income (Loss) From Discontinued Operations
Net of Income Taxes	(2,924)	1,714

Net Loss	(170,720)	(4,473)

Less: Net loss attributable to noncontrolling interests	(14,210)	—

Net Loss Attributable To Common Shareholders	$(156,510)	$(4,473)

Weighted-Average Common Shares Outstanding — Basic	100,986	100,521

Weighted-Average Common Shares Outstanding — Diluted	100,986	100,521

Earnings Per Weighted-Average Common Share Outstanding
Loss from continuing operations attributable to common shareholders — basic	$(1.52)	$(0.06)
Net loss attributable to common shareholders — basic	$(1.55)	$(0.04)
Loss from continuing operations attributable to common shareholders — diluted	$(1.52)	$(0.06)
Net loss attributable to common shareholders — diluted	$(1.55)	$(0.04)

Amounts Attributable To Common Shareholders
Loss from continuing operations, net of tax	$(153,586)	$(6,187)
Discontinued operations, net of tax	(2,924)	1,714

Net loss attributable to common shareholders	$(156,510)	$(4,473)